SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

F O R M  8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 10, 2006

NORTH BAY BANCORP
(Exact name of registrant as specified in its charter)

California	0-31080	68-0434802
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1190 Airport Road, Suite 101, Napa, California 94558
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code

(707) 257-8585

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]  Written communications pursuant to Rule 425 under the Securities

          Act (17 CFR 230.425)

      []  Soliciting material pursuant to Rule 14a-12 under the Exchange

          Act (17 CFR 240.14a-12)

      []  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      []  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

 Item 2.02.

Results of Operations and Financial Condition

Earnings Release.  On May 10, 2006,  North Bay Bancorp issued a press release announcing its earnings for the quarter ended March 31, 2006. A copy of the press release is attached to this Current Report as Exhibit 99.1 and incorporated into this report by reference.

Item 9.01.       Financial Statements and Exhibits.

(c)

Exhibits.

99.1  Press release announcing earnings for the quarter ended March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2006

NORTH BAY BANCORP

 /s/ Terry L. Robinson

Terry L. Robinson,   President and Chief

Executive Officer (Principal Executive Officer)

Exhibit 99.1

    Contact:

Terry L. Robinson, President & CEO

trobinson@northbaybancorp.com

707-252-5024

 NORTH BAY BANCORP’S FIRST QUARTER PROFITS INCREASE 17.3%

Napa, CA –May 10, 2006 - North Bay Bancorp (Nasdaq: NBAN), parent of The Vintage Bank and its Solano Bank Division, today reported profits increased 17.3% in the quarter ended March 31, 2006, compared to the first quarter a year ago.  The results equate to a 13.43% return on average equity and a 1.17% return on average assets. Solid loan demand and general increases in short-term interest rates contributed to a higher net interest margin.  In the first quarter, loans grew 7.4%, deposits increased 4.1%, and the net interest margin improved 18 basis points to 5.56% from a year ago.  Net income increased to $1.7 million, or $0.40 per diluted share, compared to $1.5 million, or $0.34 per diluted share, in the first quarter of 2005.  All per share results reflect the 5% stock dividend paid on April 12, 2006.

“These results reflect our current focus on building an infrastructure and management team to take us beyond $1 billion in assets,” stated President and CEO Terry Robinson. “Also, we are emphasizing growth in profitability over growth in assets; the slower growth than the previous five years is consistent with that strategy,” Robinson noted.

First Quarter 2006 Financial Review and Operating Highlights (for the quarter ended 3/31/06 compared to 3/31/05)

•

Net income increased 17.3% to $1.7 million

•

Earnings per diluted share increased 17.6% to $0.40

•

Revenues increased 11.1% to $8.4 million

•

Deposits grew 4.1% to $510 million, of which 84% are low-cost core deposits

•

Net loans grew 7.4% to $427 million

•

Asset quality remained exemplary

Operating Results

Total revenues (net interest income before the provision for loan losses plus non-interest income, excluding securities gains) increased 11.1% to $8.4 million in the first quarter of 2006 from $7.6 million in the same quarter a year ago.  The net interest margin expanded to 5.56%, up 18 basis points from the first quarter a year ago and up 4 basis points from the fourth quarter of 2005.

First quarter net interest income increased 11.3% to $7.4 million, with interest income rising 16.6% and interest expense increasing 50.1% from the first quarter of 2005.  “The run-up in short-term interest rates this past 18 months has positively impacted our net interest margin,” stated Pat Phelan, Executive Vice President and Chief Financial Officer. Phelan continued, “Our outlook is for a modest narrowing of the margin during the remainder of 2006 as the impact of any future increases in rates paid on deposits will likely exceed the anticipated benefit of any future increases in asset yields.”

The provision for loan losses of  $100,000 in the first quarter 2006 was 45.9% below the $185,000 provision in the first quarter a year ago.  Net interest income after the provision for loan losses increased 13.0% to $7.3 million compared to $6.4 million in the first quarter of 2005.

Non-interest income increased 9.5% to $1,047,000 during the first quarter of 2006 compared to $956,000 in the first quarter of 2005.   Increases in ATM fees, commissions received on investment products sold, earnings on the cash value of life insurance and earnings on non-marketable equity securities all contributed to the increase.

The tax equivalent efficiency ratio rose to 65.85% in the first quarter of 2006 compared to 65.54% in the first quarter a year ago, as some components of operating costs increased more rapidly than revenues.  The efficiency ratio, calculated by dividing non-interest expense (not including $120,000 in amortization of an investment in an affordable housing bond that generates tax credits) by net interest income adjusted for tax-free interest and non-interest income, measures overhead costs as a percentage of total revenues.  Operating (non-interest) expense in the first quarter of 2006 increased 14.8% to $5.8 million from $5.0 million in the first quarter of 2005, primarily due to increases in salaries and wages. Also, as of January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), using the modified-prospective transition method, and commenced expensing the fair value (at the grant date) of all unvested stock options outstanding as of December 31, 2005 over the remaining vesting periods.  Consequently, first quarter 2006 salaries and benefits expense includes $85,000 related to vesting of stock options while no such expense was recorded in the first quarter of 2005.  “We expect the efficiency ratio to decline modestly for the remainder of 2006,” Robinson noted.  “New additions and changes to the Senior Management team as well as staffing increases in risk management, compliance and internal audit functions along with the requirement to expense stock options and stock grants have permanently increased our core salaries and benefits expense. However, we now have the staffing infrastructure in place to grow significantly with very modest increases in full-time equivalent employees.”

Pre-tax income rose 7,7% in the first quarter to $2.54 million from $2.36 million in the first quarter of 2005.    The tax provision decreased to 32.5% of first quarter pre-tax income from 38.1% of pre-tax income in 2005.  The lower tax rate in the first quarter of 2006 compared to the first quarter of 2005 was primarily due to a $2 million investment in affordable housing bonds near year-end 2005 that generate income tax credits.

Return on average equity in the first quarter of 2006 improved to 13.43%, up 41 basis points from the first quarter a year ago.  Return on average assets was 1.17% in the first quarter, up 11 basis points compared to 1.06% in the first quarter of 2005.

Balance Sheet (at March 31, 2006 compared to March 31, 2005)

Total assets increased 7.6% to $611 million compared to $568 million a year ago.  Loans, net of the allowance for loan losses, grew 7.4% to $427 million, up from $398 million a year ago.  Commercial and industrial loans increased 27.9% while commercial real estate loans grew a modest 1.8% to $259 million.  Construction loans at $31 million and consumer loans at $38 million were virtually unchanged from the prior year.

Deposits grew 4.1% during the year to $510 million at quarter-end.  Core deposits, which exclude time certificates, increased 2.9% to $429 million, or 84% of total deposits, compared to $417 million or 85% of total deposits a year ago. Non-interest bearing checking accounts increased 16.7% to $162 million, representing 31.7% of total deposits.  Book value per share increased 12.6% to $12.49 from  $11.09 a year ago.

Asset quality remains excellent at quarter-end with one $300,000 nonperforming loan that is fully secured by a certificate of deposit. This represents the first nonperforming loan reported at quarter-end in over six years.  The allowance for loan and lease losses was $5.0 million, or 1.16% of loans outstanding, compared to $4.3 million or 1.07% of loans outstanding a year ago.  Net charge-offs were $4,000 in the first quarter, equaling the amount of net charge-offs in the first quarter of 2005.

About North Bay Bancorp

North Bay Bancorp is the holding company for The Vintage Bank in Napa County and Solano Bank, a Division of The Vintage Bank, in Solano County.  This full-service commercial bank offers a wide selection of deposit, loan and investment services to local consumers and small business customers.  The Vintage Bank opened in 1985 and now operates six banking offices in Napa County, Northern California’s number one tourist destination and the nation’s premier wine producing region.  The main office and two branch offices are located in the City of Napa.  Vintage also has branches in the City of St. Helena, American Canyon and the Southern industrial area of Napa County.  Solano Bank, a Division of The Vintage Bank, launched in July 2000, has offices in the primary cities along the I-80 corridor of Solano County, including Vacaville, Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown Fairfield.  Solano County is projected to be the fastest growing county in Northern California through year 2030, and is attracting businesses and residents with a quality lifestyle, affordable housing and business-friendly attitudes.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries.  All financial results are unaudited and therefore subject to change.  These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and its Solano Bank Division.  These forward-looking statements involve certain risks and uncertainties.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:  (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment on interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) finalization of the year-end audit results and (6) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

NORTH BAY BANCORP
CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:
(in $000's, unaudited)	3/31/2006	12/31/2005	3/31/2005	% Change
Interest Income	$ 8,953	$ 9,197	$ 7,676	16.6%
Interest Expense	1,579	1,444	1,052	50.1%
Net Interest Income	7,374	7,753	6,624	11.3%
Provision for Loan & Lease Losses	100	100	185	-45.9%
Net Interest Income after Loan Loss Provision	7,274	7,653	6,439	13.0%
Service Charges	500	495	523	-4.4%
Loan Sale & Servicing Income	7	7	7	0.0%
Bank Owned Life Insurance Income	105	35	88	19.3%
Other Non-Interest Income	435	400	338	28.7%
Gain on Investments	-	-	-	NM
Total Non-Interest Income	1,047	937	956	9.5%
Salaries & Benefits	3,206	2,950	2,724	17.7%
Occupancy Expense	475	470	394	20.6%
Equipment Expense	479	471	547	-12.4%
Other Non-Interest Expenses	1,619	1,861	1,370	18.2%
Total Non-Interest Expenses	5,779	5,752	5,035	14.8%
Income Before Taxes	2,542	2,838	2,360	7.7%
Provision for Income Taxes	827	1,069	898	-7.9%
Net Income	$ 1,715	$ 1,769	$ 1,462	17.3%
TAX DATA
Tax-Exempt Muni Income	$ 231	$ 201	$ 110	110.0%
Tax-Exempt BOLI Income	$ 105	$ 35	$ 88	19.3%
Interest Income - Fully Tax Equivalent	$ 9,072	$ 9,301	$ 7,733	17.3%
NET CHARGE-OFFS (RECOVERIES)	$ 4	$ 8	$ 4	0.0%
PER SHARE DATA	3-Month Period Ended:
(unaudited)	3/31/2006	12/31/2005	3/31/2005	% Change
Basic Earnings per Share	$0.42	$0.43	$0.36	16.7%
Diluted Earnings per Share	$0.40	$0.42	$0.34	17.6%
Common Dividends Declared	$0.14	$0.00	$0.14
Wtd. Avg. Shares Outstanding	4,111,968	4,094,744	4,041,189
Wtd. Avg. Diluted Shares	4,275,593	4,262,650	4,244,287
Book Value per Share (EOP)	$ 12.49	$ 12.21	$ 11.09	12.6%
Tangible Book Value per Share	$ 12.31	$ 12.03	$ 11.09	11.0%
Common Shares Outstanding (EOP)	4,120,919	4,100,376	4,077,442

KEY FINANCIAL RATIOS	3-Month Period Ended:
(unaudited)	3/31/2006	12/31/2005	3/31/2005
Return on Average Equity	13.43%	14.04%	13.02%
Return on Average Assets	1.17%	1.12%	1.06%
Net Interest Margin (Tax-Equivalent)	5.56%	5.52%	5.38%
Efficiency Ratio (Tax-Equivalent)	68.85%	65.28%	65.54%

AVERAGE BALANCES	3-Month Period Ended:
(in $000's, unaudited)	3/31/2006	12/31/2005	3/31/2005	% Change
Average Assets	$596,364	$ 624,224	$ 559,631	6.6%
Average Earning Assets	$546,143	$ 564,787	$ 503,767	8.4%
Average Gross Loans & Leases	$420,328	$ 409,219	$ 387,994	8.3%
Average Deposits	$505,601	$ 538,380	$ 480,151	5.3%
Average Equity	$ 51,804	$ 49,998	$ 45,523	13.8%

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	3/31/2006	12/31/2005	3/31/2005	Annual Chg
ASSETS
Cash and Due from Banks	$ 28,422	$ 28,174	$ 27,838	2.1%
Securities and Fed Funds Sold	122,347	131,780	114,986	6.4%

Commercial & Industrial	92,876	86,094	72,592	27.9%
Commercial Secured by Real Estate	259,430	249,773	254,740	1.8%
Real Estate	12,056	8,557	6,324	90.6%
Construction	30,977	32,593	31,206	-0.7%
Consumer	38,299	38,859	38,785	-1.3%
Gross Loans & Leases	433,638	415,876	403,647	7.4%
Deferred Loan Fees	(1,449)	(1,448)	(1,484)	-2.4%
Loans & Leases Net of Deferred Fees	432,189	414,428	402,163	7.5%
Allowance for Loan & Lease Losses	(5,020)	(4,924)	(4,317)	16.3%
Net Loans & Leases	427,169	409,504	397,846	7.4%
Loans Held-for-Sale	-	-	481	-100.0%
Bank Premises & Equipment	9,293	9,475	10,038	-7.4%
Other Assets	24,079	23,764	17,131	40.6%
Total Assets	$ 611,310	$ 602,697	$ 568,320	7.6%

LIABILITIES & CAPITAL
Demand Deposits	$161,582	$ 155,320	$ 138,437	16.7%
NOW / Savings Deposits	151,689	148,336	148,811	1.9%
Money Market Deposits	116,201	128,684	130,057	-10.7%
Time Certificates of Deposit	80,419	84,053	72,277	11.3%
Total Deposits	509,891	516,393	489,582	4.1%

Other Borrowings	31,800	19,000	19,000	67.4%
Subordinated Debentures	10,310	10,310	10,310	0.0%
Total Deposits & Interest Bearing Liabilities	552,001	545,703	518,892	6.4%

Other Liabilities	7,859	6,941	4,213	86.5%
Total Capital	51,450	50,053	45,215	13.8%
Total Liabilities & Capital	$ 611,310	$ 602,697	$ 568,320	7.6%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	3/31/2006	12/31/2005	3/31/2005
Non-Accruing Loans	$ 300	$ -	$ -
Over 90 Days PD and Still Accruing	0	0	0
Other Real Estate Owned	0	0	0
Total Non-Performing Assets	$ 300	$ -	$ -

Non-Performing Loans to Total Loans	0.07%	0.00%	0.00%
Non-Performing Assets to Total Assets	0.05%	0.00%	0.00%
Allowance for Loan Losses to Loans	1.16%	1.18%	1.07%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	3/31/2006	12/31/2005	3/31/2005
Shareholders' Equity / Total Assets	8.4%	8.3%	8.0%
Loans / Deposits	85.0%	80.5%	82.4%
Non-Interest Bearing Deposits / Total Deposits	31.7%	30.1%	28.3%